Exhibit 99.1

November 7, 2005

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas

Reports All-Time Record Quarterly Revenues, Adjusted EBITDA and Net Income for the quarter ended September 30, 2005

LAS VEGAS, November 7/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today, for the third consecutive quarter, reported all-time record quarterly net revenues and Adjusted EBITDA (1).  Record net income for the quarter ended September 30, 2005 also rose to $4.8 million compared to $3.4 million in the 3rd quarter of 2004.  Net revenues reached $46.5 million compared to $39.6 million in the year-earlier three-month period, an increase of $6.9 million, or 17%.  Quarterly Adjusted EBITDA of $12.6 million surpassed the 3rd quarter of 2004 by 20% or $2.1 million.  These increases were due primarily to a 2.5 percentage point increase in table games hold percentage, a $0.9 million increase in Body English’s revenue and a $23 increase in average daily rate in the hotel.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “We were especially pleased by our 3rd straight quarter of record operating results as well as the improved revenues in every department over the 3rd quarter of 2004.”

There will be a conference call open to investors:

•	Date:	Tuesday, November 8, 2005
•	Time:	2:30 P.M. Eastern Daylight Time
11:30 A.M. Pacific Daylight Time
	Dial:	(888) 428-4479 Domestic only

CONTACT:		Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Casino	$17,949	$14,165	$50,699	$44,250
Lodging	10,180	9,303	29,858	27,328
Food and beverage	17,315	14,849	51,256	39,862
Retail	2,050	1,931	5,893	6,042
Other income	2,633	2,346	7,653	6,630
Gross revenues	50,127	42,594	145,359	124,112
Less: complimentaries	(3,602)	(2,978)	(10,322)	(8,821)
Net revenues	46,525	39,616	135,037	115,291

Costs and expenses:
Casino	9,792	8,114	27,075	25,586
Lodging	2,405	2,328	7,079	6,708
Food and beverage	8,769	7,736	25,318	20,795
Retail	1,002	859	2,764	2,703
Other	1,465	1,228	4,053	3,386
Marketing	2,102	1,552	8,334	7,109
Related party expenses	1,451	1,287	4,501	3,729
General and administrative	6,880	6,040	18,587	16,741
Pre-opening expense	87	9	283	530
Total costs and expenses	33,953	29,153	97,994	87,287

Earnings before interest, taxes, depreciation and amortization and loss on disposal of assets (“Adjusted EBITDA”)	12,572	10,463	37,043	28,004

Depreciation and amortization	3,001	2,421	8,900	8,354
Interest expense, net	4,775	4,666	14,393	14,212
Gain (loss) on disposal of assets	37	1	(514)	(2,667)
Income before income tax benefit	4,833	3,377	13,236	2,771
Income tax benefit	—	—	—	—

Net income applicable to common Shareholders	$4,833	$3,377	$13,236	$2,771

BASIC AND DILUTED NET INCOME PER SHARE

Applicable to common shareholders	$63.57	$44.42	$174.11	$36.45

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to Adjusted EBITDA (1)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Income	$4,833	$3,377	$13,236	$2,771

Depreciation and amortization	3,001	2,421	8,900	8,354
Interest expense, net	4,775	4,666	14,393	14,212
Gain (loss) on disposal of assets	37	1	(514)	(2,667)
Income tax (benefit) provision	—	—	—	—

Earnings before interest, taxes, depreciation and amortization and loss on disposal of assets (“Adjusted EBITDA”)	$12,572	$10,463	$37,043	$28,004

	Supplemental Information
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Casino
Table Games Drop	$79,202,989	$70,658,209	$243,374,650	$226,598,598
Table Games Win	$13,047,544	$9,878,343	$35,153,073	$30,455,858
Table Games Hold %	16.5%	14.0%	14.4%	13.4%
Average # of Tables	94	91	92	92
Win/Table/Day	$1,504	$1,180	$1,402	$1,208

Slot Handle	$100,381,364	$78,613,058	$277,571,770	$251,914,117
Slot Win	$4,507,764	$4,107,095	$14,201,461	$12,799,529
Slot Hold %	4.5%	5.2%	5.1%	5.1%
Average # of Slots	552	546	552	550
Win/Slot/Day	$89	$82	$95	$85

Hotel
Occupancy	95.6%	96.9%	95.4%	95.3%
Average Daily Rate (ADR)	$177	$154	$172	$155
REVPAR	$175	$157	$171	$154

Other
Capital expenditures for cash, net	1,518,000	2,978,000	6,416,000	13,671,000

(1) Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization and loss on disposal of assets, as applicable.  Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.

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